Exhibit 99.1

Transdermal GFR Article Recognized as One of Five 2025 Editors’ Choice Articles by Journal of the American Society of Nephrology (JASN)

•MediBeacon® Transdermal GFR System is a first-in-kind product for point of care kidney function assessment
•Centers of Excellence commercialization in select academic medical centers began in January 2026

NEW YORK, NY, February 10, 2026 (GLOBE NEWSWIRE) – INNOVATE Corp. (NYSE: VATE) (“INNOVATE” or the “Company”) announced today that MediBeacon Inc. (“MediBeacon”), a medical technology company specializing in the advancement of fluorescent tracer agents and their transdermal detection, in which INNOVATE owns a 44.7% equity interest, announced that the peer-reviewed transdermal GFR measurement article published in the Journal of the American Society of Nephrology (JASN) has been recognized as one of five 2025 Editor’s Choice articles.1

The JASN editorial team selects five top articles each year which exemplify the highest potential to inform future research, change clinical practice, and/or guide public policy, particularly in the United States. The article was featured on the cover of the Journal of the American Society of Nephrology (JASN) in August 2025.2

The TGFR™ System is comprised of Lumitrace® (relmapirazin) injection, the TGFR™ Monitor and TGFR™ Reusable Sensor and enables the assessment of kidney function by measuring the clearance rate of the fluorescent agent as it leaves the body. The result is a transdermal assessment of Glomerular Filtration Rate or kidney function (tGFR).

“There is an acute need for improved GFR assessment at the point of care. Assessing the impact of physiologic changes or diseases on GFR in is of high potential clinical value. The limitations of estimated GFR (eGFR) are well known and existing measured GFR (mGFR) methodologies are not well suited to general clinical practice,” said Dr. Steve Miller, Chief Medical Officer for MediBeacon. “Many of the top institutions view transdermal GFR (tGFR) as a potential clinical practice game changer targeting a new standard of care for patients in numerous cases where the understanding of kidney function is fundamental.”

“We are excited about this recognition by American Society of Nephrology,” said Steven Hanley, CEO and Co-Founder of MediBeacon. “Our deployment of the TGFR System across key centers of excellence initially targets use in heart failure monitoring, transplant evaluation and oncology drug dosing. Our collaboration with the top hospitals globally demonstrates this focus to strategically drive early commercial adoption of our technology where it can rapidly be demonstrated to have high clinical value.”

1 https://journals.lww.com/jasn/Pages/JASN_Recognizes.aspx#EditorsChoiceArticles
2 Glomerular Filtrate Rate Measurement Utilizing Transdermal Detection Methodology; Dorshow, Richard B., Debreczeny, Martin P.; Goldstein, Stuart L.; Journal of the American Society of Nephrology, 36(8):p 1592-1602, August 2025. DOI: 10.1681/ASN 0000000639

About INNOVATE
INNOVATE Corp. is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,100 people across its subsidiaries. For more information, please visit: http://www.innovatecorp.com.

About MediBeacon Inc.
MediBeacon is a medical technology company specializing in the advancement of fluorescent tracer agents and their transdermal detection. MediBeacon’s use of proprietary fluorescent tracer agents coupled with transdermal detection technology focuses on providing vital and actionable measurement of organ function. MediBeacon owns over 55 granted U.S. patents and over 250 granted patents worldwide that provide extensive coverage of the MediBeacon® TGFR™ System, including Lumitrace® injection, the sensor and algorithms, as well as other strategic uses of its proprietary pyrazine platform and sensor technology. The TGFR System is approved for human use. Potential technology applications in gastroenterology, ophthalmology and surgery are in various stages of clinical development. MediBeacon is based in St. Louis, Missouri, with additional operations in Mannheim, Germany. For more information, please visit: www.medibeacon.com.

About Lumitrace® (relmapirazin) injection
Relmapirazin is a non-radioactive, non-iodinated pyrazine-based compound, which has been engineered to be inert, highly fluorescent, and have the clearance properties of a GFR tracer agent in the body. The unique photophysical characteristics of Lumitrace have been designed to enable the collection of fluorescence data via a photodetector sensor placed on the skin. Data collected by the sensor measures the change in the intensity of Lumitrace fluorescence over time and is converted into a transdermal GFR (tGFR) by proprietary algorithms. In a phase 2 investigational study mGFR deduced from Lumitrace matched that of mGFR deduced from iohexol over a range of GFR values. See the peer reviewed article published in the October 2024 issue of Kidney International by Dorshow et al.3

About MediBeacon® TGFR™ System
The MediBeacon® TGFR™ System is comprised of the TGFR™ Reusable Sensor, TGFR™ Monitor, TGFR™ Disposable Ring, and Lumitrace® (relmapirazin) injection, which together allow assessment of kidney function by measuring the clearance rate of the fluorescent agent as it leaves the body. The system records Lumitrace fluorescence intensity transdermally as a function of time via a sensor placed on the skin. The TGFR Reusable Sensor records 2.5 fluorescent readings per second and the TGFR Monitor will display the average session tGFR reading at the point of care.

FOR IMPORTANT SAFETY INFORMATION FOR THE TGFR SYSTEM (U.S. FDA) see ifu.medibeacon.com.

3 Clinical validation of the novel fluorescent glomerular filtration rate tracer agent relmapirazin (MB-102), Kidney International, Volume 106, Issue 4, P679-687, October 2024, DOI: 10.1016/j.kint.2024.06.012

Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements generally relate to future events, including, but not limited to, statements regarding the market for the TGFR™. You are cautioned that such statements are not guarantees of future performance and that INNOVATE’s actual results may differ materially from those set forth in the forward-looking statements. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause INNOVATE’s actual expectations to differ materially from these forward-looking statements include risks associated with managing growth related to increased operational size, the misuse by customers, physicians and technicians of MediBeacon’s products, and the ability of MediBeacon to effectively protect its intellectual property and the impact of a failure to do so and the other factors under the heading “Risk Factors” set forth in INNOVATE’s Annual Report on Form 10-K, as supplemented by INNOVATE’s quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You should not place undue reliance on these forward-looking statements, which are made only as of the date of this press release. INNOVATE undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws.

Investor Contact:
Solebury Strategic Communications
Anthony Rozmus
(212) 235-2691
Email: ir@innovatecorp.com